UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2004

Allied Waste Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation or jurisdiction)

1-14725	88-0228636

(Commission File Number)	(IRS Employer Identification Number)

15880 N. Greenway-Hayden Loop, Scottsdale, Arizona	85260

(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (480) 627-2700

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On December 6, 2004, the Company and Thomas W. Ryan, the Company’s Executive Vice President and Vice Chairman, agreed that Mr. Ryan will retire from the Company, effective December 30, 2004. In connection with Mr. Ryan’s retirement, the Company and Mr. Ryan agreed to terminate the executive employment agreement between Mr. Ryan and the Company, effective as of December 30, 2004. In connection with Mr. Ryan’s retirement, the Company will pay to Mr. Ryan an aggregate of approximately $3.5 million (subject to certain contingencies), in installments over a period of ten years beginning in January 2005. The amount is equal to the full amount of retirement benefits to which Mr. Ryan would have been entitled under his executive employment agreement if he had continued to serve as an officer of the Company through December 31, 2005. The Company’s aggregate payments to Mr. Ryan will be less than those which the Company was obligated to pay under Mr. Ryan’s executive employment agreement, because the Company will cease paying Mr. Ryan’s salary on December 30, 2004 rather than December 31, 2005, and Mr. Ryan will not be eligible for any new incentive compensation after 2004. See Item 5.02, “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.”

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On December 6, 2004, the Company and Thomas W. Ryan agreed that Mr. Ryan will retire as the Company’s Executive Vice President and Vice Chairman, effective December 30, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.

Dated: December 10, 2004	By:	/s/ Peter S. Hathaway

Peter S. Hathaway
Executive Vice President and Chief Financial Officer

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